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                                                                   EXHIBIT 23(c)

The Board of Directors
CSW UK Holdings

We consent to the incorporation of our report dated 17 January 2000 with respect to the consolidated balance sheet of CSW UK Holdings as of 31 December 1999 and the related consolidated statements of earnings and cash flows for the year then ended (not separately presented herein), which report appears in the 2001 Annual Report of American Electric Power Company, Inc. and is incorporated by reference in Form 10-K of American Electric Power Company, Inc. for the year ended 31 December 2001.

/s/ KPMG Audit Plc

KPMG Audit Plc                                                London, England
Chartered Accountants                                         28  March 2002
Registered Auditor